As filed with the Securities and Exchange Commission on July 1, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KCG Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	38-3898306
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

545 Washington Boulevard

Jersey City, New Jersey 07310

(Address of principal executive offices and zip code)

KCG Holdings, Inc. Amended and Restated Equity Incentive Plan

Knight Capital Group, Inc. Amended and Restated 2009 Inducement Award Plan

Knight Capital Group, Inc. 2006 Equity Incentive Plan

Knight Capital Group, Inc. 2003 Equity Incentive Plan

Knight Capital Group, Inc. 1998 Long Term Incentive Plan

Knight Capital Group, Inc. 1998 Non-Employee Director Stock Option Plan

(Full title of the plans)

John McCarthy, Esq.

KCG Holdings, Inc.

545 Washington Boulevard

Jersey City, New Jersey 07310

(201) 222-9400

(Name, address and telephone number, including area code, of agent for service)

With copies to:

H. Rodgin Cohen, Esq.

John P. Mead, Esq.

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

(212) 558-4000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration Fee
Class A Common Stock, par value $0.01 per share, under the KCG Holdings, Inc. Amended and Restated Equity Incentive Plan	17,538,663	(2)	$10.38	(9)	$182,051,322	$24,832
Class A Common Stock, par value $0.01 per share, under the KCG Holdings, Inc. Amended and Restated Equity Incentive Plan	3,208,984	(3)	$10.38	(9)	$33,309,254	$4,543
Class A Common Stock, par value $0.01 per share, under the Knight Capital Group, Inc. Amended and Restated 2009 Inducement Award Plan	388,842	(4)	$10.38	(9)	$4,036,180	$551
Class A Common Stock, par value $0.01 per share, under the Knight Capital Group, Inc. 2006 Equity Incentive Plan	83,605	(5)	$13.75	(10)	$1,149,569	$157
Class A Common Stock, par value $0.01 per share, under the Knight Capital Group, Inc. 2003 Equity Incentive Plan	523,351	(6)	$13.75	(10)	$7,196,076	$982
Class A Common Stock, par value $0.01 per share, under the Knight Capital Group, Inc. 1998 Long Term Incentive Plan	158,272	(7)	$13.75	(10)	$2,176,240	$297
Class A Common Stock, par value $0.01 per share, under the Knight Capital Group, Inc. 1998 Non-Employee Director Stock Option Plan	16,666	(8)	$13.75	(10)	$229,158	$31
TOTAL	21,918,383				$230,147,798	$31,392

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares of Class A Common Stock of the Registrant which may become issuable pursuant to the anti-dilution provisions of the KCG Holdings, Inc. Amended and Restated Equity Incentive Plan; the Knight Capital Group, Inc. Amended and Restated 2009 Inducement Award Plan; the Knight Capital Group, Inc. 2006 Equity Incentive Plan; the Knight Capital Group, Inc. 2003 Equity Incentive Plan; the Knight Capital Group, Inc. 1998 Long Term Incentive Plan; and the Knight Capital Group, Inc. 1998 Non-Employee Director Stock Option Plan (the “Equity Incentive Plans”).
(2)	Represents 17,538,663 shares of Class A Common Stock of the Registrant reserved for issuance under the KCG Holdings, Inc. Amended and Restated Equity Incentive Plan (includes amounts under the Knight Capital Group, Inc. 2006 Equity Incentive Plan; the Knight Capital Group, Inc. 2003 Equity Incentive Plan; and the Knight Capital Group, Inc. 1998 Long Term Incentive Plan). For more details, please see the explanatory note following this page.
(3)	Represents 3,208,984 shares of Class A Common Stock of the Registrant issuable pursuant to outstanding restricted stock units under the KCG Holdings, Inc. Amended and Restated Equity Incentive Plan. For more details, please see the explanatory note following this page.
(4)	Represents 388,842 shares of Class A Common Stock of the Registrant reserved for issuance under the Knight Capital Group, Inc. Amended and Restated 2009 Inducement Award Plan. For more details, please see the explanatory note following this page.
(5)	Represents 83,605 shares of Class A Common Stock of the Registrant pursuant to outstanding stock options under the Knight Capital Group, Inc. 2006 Equity Incentive Plan. For more details, please see the explanatory note following this page.
(6)	Represents 523,351 shares of Class A Common Stock of the Registrant pursuant to outstanding stock options under the Knight Capital Group, Inc. 2003 Equity Incentive Plan. For more details, please see the explanatory note following this page.
(7)	Represents 158,272 shares of Class A Common Stock of the Registrant pursuant to outstanding stock options under the Knight Capital Group, Inc. 1998 Long Term Incentive Plan. For more details, please see the explanatory note following this page.
(8)	Represents 16,666 shares of Class A Common Stock of the Registrant pursuant to outstanding stock options under the Knight Capital Group, Inc. 1998 Non-Employee Director Stock Option Plan. For more details, please see the explanatory note following this page.
(9)	Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on three times the average of the high and low sales price per share of Class A Common Stock of Knight Capital Group, Inc. on June 28, 2013. The prices of Class A Common Stock of Knight Capital Group, Inc. have been used for these purposes because shares of Class A Common Stock of Knight Capital Group, Inc. have the election to be converted into shares of Class A Common Stock of KCG Holdings, Inc. pursuant to the Merger Agreement on a three-for-one basis. For more details, please see the explanatory note following this page.
(10)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act, based on the weighted average exercise price of the outstanding stock options under the applicable Equity Incentive Plans being assumed pursuant to the merger by and among KCG Holdings, Inc.; Knight Capital Group, Inc., GETCO Holding Company, LLC and the other parties thereto. For more details, please see the explanatory note following this page.

EXPLANATORY NOTE

Pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of December 19, 2012 and amended and restated as of April 15, 2013 (the “Merger Agreement”), by and among GETCO Holding Company, LLC (“GETCO”), GA-GTCO, LLC (“GA-GTCO”), Knight Capital Group, Inc. (“Knight”), Knight Holdco, Inc. (now KCG Holdings, Inc.) (“KCG”), Knight Acquisition Corp, GETCO Acquisition, LLC and GA-GTCO Acquisition, LLC, GETCO, GA-GTCO Acquisition, LLC, and Knight will each become wholly-owned subsidiaries of Knight Holdco, Inc., which was renamed KCG Holdings, Inc. (the “Company” or the “Registrant”). Pursuant to the Merger Agreement, the Registrant assumed the obligations of Knight under the plans set forth on the cover page of this registration statement (“Registration Statement”). As a result of this assumption, upon the closing of the mergers, outstanding options to purchase shares of Class A Common Stock of Knight and certain outstanding shares of restricted stock and restricted stock units in respect of shares of Class A Common Stock of Knight were converted to options to purchase shares of Class A Common Stock of the Registrant and shares of restricted stock and restricted stock units in respect of shares of Class A Common Stock of the Registrant, in each case, on a three-for-one basis. The Registrant also intends to issue future equity or equity-based awards under the KCG Holdings, Inc. Amended and Restated Equity Incentive Plan.

PART I

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). The documents containing the information specified in Part I will be delivered to the participants in the plans covered by this Registration Statement as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

I-1

PART II

Item 3.	Incorporation of Documents By Reference

The Registrant hereby incorporates by reference into this Registration Statement the following documents of the Registrant and Knight under File No. 001-14223 (except for portions of Current Reports on Form 8-K furnished or otherwise not filed with the Securities and Exchange Commission (“Commission”) which are deemed not to be incorporated by reference into this Registration Statement):

(a)	The Registrant’s Registration Statement on Form S-4, as amended, filed on May 24, 2013 pursuant to the Securities Act.

(b)	The Registrant’s Current Report on Form 8-K filed with the Commission on July 1, 2013.

(c)	Knight’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed March 1, 2013, as amended by Knight’s Form 10-K/A, as filed April 16, 2013.

(d)	Knight’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013, as filed May 9, 2013, as amended by Knight’s Form 10-Q/A, as filed May 10, 2013.

(e)	Knight’s Current Reports on Form 8-K filed January 24, 2013, February 4, 2013, February 28, 2013, March 19, 2013, April 15, 2013, May 1, 2013, May 13, 2013, June 10, 2013, June 14, 2013, June 26, 2013 and June 28, 2013.

(f)	The description of Registrant’s Class A Common Stock, par value $0.01 per share (the “Common Stock”), which is contained in the Current Report on Form 8-K filed by the Registrant on July 1, 2013, under the heading “Description of KCG Holdings, Inc. Capital Stock,” including any amendments or reports filed for purposes of updating such descriptions.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the effective date of this Registration Statement (except for the portions of the Company’s Current Reports on Form 8-K furnished or otherwise not filed with the Commission which are deemed not to be incorporated by reference into this Registration Statement), but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or de-registering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement.

Item 4.	Description of Securities

The shares of the Registrant’s Class A Common Stock to be offered are registered under Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision does not limit the liability of a director for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability under section 174 of the General Corporation Law of the State of Delaware (the “DGCL”) for unlawful payment of dividends or stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

Under Delaware law, a corporation may indemnify any person made a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any person made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the person is found liable to the corporation unless, in such a case, the court determines the person is entitled to indemnification for such expenses as the court deems proper. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her in connection with such proceeding. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation.

The Registrant’s Amended and Restated Certificate of Incorporation provides that to the fullest extent permitted by the DGCL, as amended from time to time, a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of any fiduciary duty as a director.

The Registrant’s Amended and Restated Certificate of Incorporation also provides that the Registrant shall indemnify, to the fullest extent permitted by the DGCL, as amended from time to time, each person, or a person of whom he or she is the legal representative, who is or was a director or officer of the Registrant.

Additionally, pursuant to an employment agreement, the Registrant has agreed to indemnify Daniel Coleman, the Registrant’s Chief Executive Officer, against any actual or threatened action, suit or proceeding against Mr. Coleman, whether civil, criminal, administrative or investigative, arising by reason of Mr. Coleman’s status as a director, officer, employee and/or agent of the Registrant. In addition, to the extent permitted by law, the Registrant has agreed to advance or reimburse any expenses, including reasonable attorney’s fees, Mr. Coleman incurs in investigating and defending any actual or threatened action, suit or proceeding for which he may be entitled to indemnification; however, Mr. Coleman has agreed to repay any expenses paid or reimbursed by the Registrant if it is ultimately determined that he is not legally entitled to be indemnified. If the Registrant’s ability to make any indemnification payment depends on an investigation or determination by the board of directors, the Registrant, at Mr. Coleman’s request, will use its best efforts to cause the investigation to be made (at the Registrant’s expense) and to have the board reach a determination as soon as reasonably possible.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

The Exhibits to this Registration Statement are listed in the Exhibit Index and are incorporated herein by reference.

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material changes to such information in this Registration Statement;

provided, however, paragraphs (a)(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jersey City, State of New Jersey, on July 1, 2013.

KCG Holdings, Inc.

By:	/s/ Daniel Coleman
Name: Daniel Coleman
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of Daniel Coleman, Steven Bisgay and John McCarthy, acting singly, his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the SEC any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed as of the 1st day of July, 2013 by the following persons in the capacities indicated.

Signature	Title

/s/ Daniel Coleman Daniel Coleman	Chief Executive Officer (Principal Executive Officer)

/s/ Steven Bisgay Steven Bisgay	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Thomas M. Joyce Thomas M. Joyce	Executive Chairman and Director

/s/ Rene Kern Rene Kern	Director

/s/ James T. Milde James T. Milde	Director

/s/ John C. (Hans) Morris John C. (Hans) Morris	Director

/s/ Daniel F. Schmitt Daniel F. Schmitt	Director

/s/ Stephen Schuler Stephen Schuler	Director

/s/ Laurie M. Shahon Laurie M. Shahon	Director

/s/ Daniel Tierney Daniel Tierney	Director

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of KCG Holdings, Inc. (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K (File No. 000-54991) filed with the Commission on July 1, 2013)

4.2	Amended and Restated By-Laws of KCG Holdings, Inc. (incorporated by reference to Exhibit 3.2 of the Current Report on Form 8-K (File No. 000-54991) filed with the Commission on July 1, 2013)

4.3	Form of Certificate of Class A Common Stock of KCG Holdings, Inc. (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K (File No. 000-54991) filed with the Commission on July 1, 2013)

4.4	KCG Holdings, Inc. Amended and Restated Equity Incentive Plan (incorporated by reference to Exhibit 10.6 of the Current Report on Form 8-K (File No. 000-54991) filed with the Commission on July 1, 2013)

4.5	Knight Capital Group, Inc. Amended and Restated 2009 Inducement Award Plan (incorporated by reference to Exhibit 10.11 of the Current Report on Form 8-K (File No. 000-54991) filed with the Commission on July 1, 2013)

4.6	Knight Capital Group, Inc. 2006 Equity Incentive Plan (incorporated by reference to Exhibit 10.12 of the Current Report on Form 8-K (File No. 000-54991) filed with the Commission on July 1, 2013)

4.7	Knight Capital Group, Inc. 2003 Equity Incentive Plan (incorporated by reference to Exhibit 10.13 of the Current Report on Form 8-K (File No. 000-54991) filed with the Commission on July 1, 2013)

4.8	Knight Capital Group, Inc. 1998 Long Term Incentive Plan (incorporated by reference to Exhibit 10.14 of the Current Report on Form 8-K (File No. 000-54991) filed with the Commission on July 1, 2013)

4.9	Knight Capital Group, Inc. 1998 Non-Employee Director Stock Option Plan (incorporated by reference to Exhibit 10.15 of the Current Report on Form 8-K (File No. 000-54991) filed with the Commission on July 1, 2013)

5.1	Opinion of Sullivan & Cromwell LLP*

23.1	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1)*

23.2	Consent of Independent Registered Public Accounting Firm of Knight Capital Group, Inc., PricewaterhouseCoopers LLP.*

23.3	Consent of Independent Registered Public Accounting Firm of GETCO Holding Company, LLC, PricewaterhouseCoopers LLP.*

24.1	Power of Attorney (included on the signature page of the Registration Statement).*

*	Filed herewith.